Exhibit 10(f)

PITNEY BOWES

PENSION RESTORATION PLAN

Amended and Restated as of March 31, 2013

ADOPTED BY EMPLOYEE BENEFITS COMMITTEE MARCH 29, 2013

Page 0

PITNEY BOWES PENSION RESTORATION PLAN
(Amended and Restated as of March 31, 2013)

TABLE OF CONTENTS

I.    Purpose and Name of Plan…………………………………………………    1

II.    Restatement…………………………………………………………    ………2

III.    Participation………………………………………………………...............    2

IV.    Benefits……………………………………………………………………..    3

V.    Time and Form of Payment…………………………………………………4

VI.    Administration of the Plan…………………………………………………..9

VII.    Amendment and Discontinuance…………………………………..............12

VIII.    Vesting……………………………………………………………………..13

IX.    Withholding of Taxes……………………………………………………...13

X.    Miscellaneous……………………………………………………………...14

PITNEY BOWES PENSION RESTORATION PLAN
(Amended and Restated as of March 31, 2013)

I.	Name and Purpose of Plan

Pitney Bowes Inc. (“Pitney Bowes” or the “Company”) maintains a nonqualified defined benefit plan, the Pitney Bowes Pension Restoration Plan (“Plan”), for its employees and the employees of its U.S. subsidiaries and affiliates who Pitney Bowes has designated to participate in the Plan. Pitney Bowes Inc. hereby amends and restates the Plan” effective March 31, 2013. The Plan was formerly known as the Pitney Supplemental Pension Plan and the Pitney Bowes Benefits Equalization Plan and has been amended and restated from time to time.

The purpose of the Plan is to attract and retain key employees whose skills and talents are important to the Company’s operations by providing that select group of management or highly compensated employees of the Company and its U.S. subsidiaries and affiliates, as designated by Pitney Bowes, with supplemental retirement benefits, including without limitation, benefits which cannot be provided under the qualified Pitney Bowes Pension Plan or other similar defined benefit retirement plan or plans of Pitney Bowes or any U.S. subsidiary or affiliate as designated by the Company (hereinafter “the Underlying Plan or Plans”) on account of the limitations imposed on the Underlying Plan pursuant to the Internal Revenue Code of 1986, as amended (the “Code”), including without limitation sections 401 (a)(17) and 415 of the Code or other similar legally imposed limitation (hereinafter referred to as the “Underlying Plan Limits”).

The Plan is intended to constitute an unfunded "excess benefit plan," as defined in section 3(36) of ERISA. To the extent that the Plan provides benefits that are not "excess benefits," the Plan constitutes an unfunded "top hat" plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, within the meaning of sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. The Plan is not intended to meet the qualification requirements of Code Section 401(a).

The Plan constitutes an unsecured promise by the Company to pay benefits in the future. Participants in the Plan shall have the status of general unsecured creditors of the Company. The Plan is unfunded for federal tax purposes and is intended to be an unfunded arrangement within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. Any amounts set aside to defray the liabilities assumed by the Company shall remain the general assets of the Company and shall remain subject to the claims of the Company’s creditors until such amounts are distributed to the Participants.

Effective January 1, 2005 the Plan was closed to new participants. No Employee with an initial date of hire at the Company, Subsidiary, Affiliate, or an Associated Company after December 31, 2004 or with an official hire date before December 31, 2004 but who worked for a company whose employees were integrated into the Company’s HRIS system (SAP) after December 31, 2004 may become a participant. Employees who are rehired or who transfer generally do not accrue additional Plan benefits unless otherwise provided herein or under the qualified Pension Plan.

The Plan is frozen with no further benefit accruals after March 31, 2013 with respect to all participants participating in the qualified Pension Plan with less than 16 years of Credited Service with the Company on March 31, 2013. For all other Eligible Employees, the Plan is frozen with no further benefit accruals effective December 31, 2014. Participants, who separated from service prior to March 31, 2013 with less than 16 years of Credited Service on that date and who receive severance benefits under the under the Pitney Bowes Severance Plan beyond March 31, 2013, will continue to receive Company Service through the earlier of termination of the participant’s severance benefit period or December 31, 2014.

Unless specifically defined herein, terms used under this Plan will have the same meaning as those used under the qualified Pension Plan.

II.    Restatement

The terms of this Plan applies to all accruals under the Plan whether accrued and vested before January 1, 2005 or after December 31, 2004, except a participant who terminated employment benefits before January 1, 2005 and did not have any benefit accruals after December 31, 2004 shall continue to be determined under the terms of the Plan as in effect on the date the employment terminated. From January 1, 2005 through December 31, 2008 the Plan was administered in good faith compliance with the requirements of Code Section 409A, the Treasury Regulations and official notices and pronouncements thereunder.

III.    Participation

Any employee of Pitney Bowes Inc. or of its Subsidiaries and Affiliates, as designated by Pitney Bowes, who is employed by the Company after December 31, 2004 and who is eligible for participation in one or more of the Underlying Plans shall be a participant in the Plan provided that such employee’s compensation or benefits in the Underlying Plan exceed the Underlying Plan Limits or cannot otherwise be provided under the Underlying Plan. No Employee with (i) an initial date of hire at the Company, an Affiliate, or an Associated Company after December 31, 2004, (ii) an official hire date before December 31, 2004 but who worked for a company whose employees were integrated into the Company’s HRIS system (SAP) after December 31, 2004 or (iii) is receiving a 2% Employer Core Contribution under a Pitney Bowes 401(k) Plan (unless you were previously a Participant in the Plan or the Underlying Plan) may participate in this Plan. Notwithstanding anything to the contrary, no Employee eligible to receive a 2% Employer Core Contribution under the Pitney Bowes 401(k) Plan will receive an accrual under this Plan.

IV.    Benefits

A.    Retirement Benefits

The supplemental retirement benefits of a participant in the Plan shall be calculated in the same fashion as calculated under the Underlying Plan except with the following inclusions:

(1) “Earnings” shall include the following items if not included in the Underlying Plan:

(a) Pitney Bowes Incentive Plan (PBIP) Awards under the Key Employee Incentive Plan deferred by the participant to the Company’s Deferred Incentive Savings Plan. Such Earnings shall be included in the year such compensation would have been paid to the participant but for the deferral;

(b) Enhanced or Conditional severance (based on a signed release and waiver) paid to an employee in compensation Band F or above in conjunction with and in addition to base severance under the Pitney Bowes Severance Pay Plan; and

(c) The participant’s total remuneration without regard to Underlying Plan Limits imposed by the tax law on the Underlying Plan but shall exclude those items of compensation specifically excluded by the Underlying Plan (except for severance pay as provided in subsection (b) above).

(2) “Credited Service” shall include the period over which enhanced severance is paid or payable in conjunction with and in addition to base severance under the Pitney Bowes Severance Pay Plan to an employee in compensation Band F or above.

A participant’s supplemental retirement benefits under this Plan shall be offset by the retirement benefits payable to such participant from the Underlying Plan.

With respect to any participant with less than 16 years of Credited Service with the Company on March 31, 2013, Earnings and Credited Service shall not include any Earnings or service after March 31, 2013. With respect to participants who separated from service on or prior to March 31, 2013 with less than 16 years of Credited Service on that date and who receive severance benefits under the under the Pitney Bowes Severance Plan beyond March 31, 2013, Earnings and Credited Service will include Earnings and service through the earlier of termination of the participant’s severance benefit period or December 31, 2014. For all other participants, Earnings and Credited Service is frozen with no further Earnings or service taken into account under this Plan after December 31, 2014.

B.    Calculation of Retirement Benefits.

The supplemental retirement benefits under the Plan are based on the gross retirement benefits calculated on the same basis and using the same actuarial factors as benefits are calculated under the Underlying Plan, except as provided in A. above and except as follows, offset by the benefits calculated under the Underlying Plan:

(1) Gross Vested Plan Accrued Benefit Payable at Age 65 will be determined on the later of the first day ofthe month immediately following the participant’s termination from service or the first day of the month immediately after the participant attains age 55 (“Determination Date”).

(2) The participant’s age, service and Earnings as of the Determination Date shall be used in calculating the participant’s benefit, except that if a participant terminates under a Separation Agreement providing the participant with severance pay under the Pitney Bowes Severance Pay Plan, then (a) the period over which the severance is calculated shall be imputed as Credited Service under the Plan, (b) the participant’s age at the conclusion of the severance period (base and enhanced) shall be used in calculating the participant’s gross Pension Account and gross Accrued Benefit on the Determination Date and (c) the severance paid to the participant shall be treated as Earnings, except for the portion of base severance that is counted as Earnings in the Underlying Plan.

(3) Except as specified in (2), actuarial factors applicable to the Determination Date shall be used in calculating the benefit.

C.    Nonduplication of Benefits

Benefits under this Plan shall not in any way duplicate benefits payable or received under the Underlying Plan.

D.    Maximum Benefits Payable

Notwithstanding anything to the contrary herein, the maximum benefit accrual under this Plan for a participant who is a Participant in an Underlying Plan such as the Pitney Bowes Pension Plan is an amount equal to 16.5% multiplied by the participant’s Final Average Earnings, the product of which is further multiplied by the participant’s Credited Service.

V.    Time and Form of Payment

Vested benefits under the Plan are payable as provided below following the participant’s Retirement, which is defined as the first day of the month following the later of the participant’s termination of employment or attainment of 55, except as otherwise stated in this Plan. The timing of distributions and the forms of payment offered under this Plan shall be as follows:

A.	Default Distribution:

Vested Plan benefits shall be paid in a lump sum upon the later of (1) the month following the date the participant attains age 55 or (2) during the 13th month following the participant’s termination from employment.

B.	Alternate Distributions:

In lieu of the Default Distribution described in Subsection A., a vested participant may elect one of the following distribution forms:

(1)Lump sum payable during the 60th month after the Default Distribution is payable under Subsection A;

(2)Substantially equal annual installments payable over ten calendaryears commencing during the 60th month after the Default Distribution is payable under Subsection A. Successive installment payments shall be made in the month of July in each calendar year after the calendar year the first installment is made for the duration of the installment period;

(3)Life annuity or 50%, 75% or 100% Joint & Survivor life annuity commenced during the 60th month after the Default Distribution is payable under Subsection A; or

(4)Part lump sum and either part installment or part annuity, if the portion being paid as an installment or annuity is greater than $100,000; the lump sum portion is payable as described under the Default Distribution Subsection A above and the installment or annuity portion is to commence in the 60th month after the lump sum portion is payable.

C.	Timing of Elections:

All Alternate Distribution elections must be made at least 12 months before a Default Distribution or other Alternate Distribution is payable. A participant who terminates employment prior to age 55 must make an Alternate Distribution election no later than the latter of (a) 12 months prior to when the payment would otherwise be made under the Plan or (b) prior to the month in which the participant attains age 54. The Company may develop procedures regarding these elections including procedures that may limit the number of times a participant may change a prior election. An Alternate Distribution election shall be effective only if: (a) Pitney Bowes receives the new distribution election form at least 12 full months before distributions under the Plan related to that change commence, (b) the new distribution election is not effective for a period of 12 months from the date made, and (c) the first payment with respect to which the new election is made is deferred for a period of five years from the date such payment otherwise would have been made, as required by section 409A of the Code.

D.	Death:

The following rules will apply in the event of death of a participant or the participant’s spouse:

(1)If the participant dies after reaching Retirement age (age 55) but before the Plan benefit commences, vested Plan benefits will be paid in a lump sum to the participant’s estate 90 days after the participant’s death.

(2)If the participant dies after Plan benefits have commenced, any remaining installment payments will be paid in a lump sum to the participant’s estate 90 days after the participant’s death, provided, however, if the participant elected an annuity form, further payments will depend on the terms of the annuity form elected by the participant.

(3) If the participant dies before reaching Retirement age (age 55), vested Plan benefits will be paid to the participant’s spouse if married and to his estate if not married. In such case, the Plan benefit will be calculated as though the participant terminated on the date of death, survived to age 55 and elected to retire with a 50% joint and survivor annuity and then died. The Plan benefit would be actuarially calculated as a lump sum and paid to the participant’s estate 90 days after the participant’s death. The benefit would be actuarially adjusted for early payment (e.g., number of months prior to when the participant would have attained age 55).

(4)If a participant’s spouse dies within the first year of the commencement of a Joint & Survivor annuity, the annuity will not be reformed into a single life annuity, as may be the case under the Underlying Plan.

E.	Change of Control.

Upon a Change of Control, as defined in the Pitney Bowes Senior Executive Severance Policy, all benefits accrued under this Plan shall be vested. Except as noted below, benefits under this Plan shall continue to accrue to participants who continue to be employed after the Change of Control.

At the time of this Plan Restatement, the definition of Change of Control under the Senior Executive Severance Policy is as follows:

“Change of Control” shall be deemed to have occurred if:

(i)    there is an acquisition, in any one transaction or a series of transactions, other than from Pitney Bowes Inc., by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of beneficial ownership (within the meaning of Rule 13(d)(3) promulgated under the Exchange Act) of 30% or more of either the then outstanding shares of Common Stock or the combined voting power of the then outstanding voting securities of Pitney Bowes Inc. entitled to vote generally in the election of directors but excluding, for this purpose, any such acquisition by Pitney Bowes Inc. or any of its subsidiaries, or any employee benefit plan (or related trust) of Pitney Bowes Inc. or any of its subsidiaries, or any corporation with respect to which, following such acquisition, more than 50% of the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by the individuals and entities who were the beneficial owners, respectively, of the common stock and voting securities of Pitney Bowes Inc. immediately prior to such acquisition in substantially the same proportion as their ownership, immediately prior to such acquisition, of the then outstanding shares of Common Stock or the combined voting power of the then outstanding voting securities of Pitney Bowes Inc. entitled to vote generally in the election of directors, as the case may be; or

(ii)    individuals who, as of the date of this Restatement, constitute the Board (as of such date, the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to the date of this Restatement, whose election, or nomination for election by Pitney Bowes’ shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as through such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of Pitney Bowes Inc. (as such terms are used in Rule 14(a)(11) or Regulation 14A promulgated under the Exchange Act); or

(iii)    there occurs either (A) the consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company, in each case, with respect to which the individuals and entities who were the respective beneficial owners of the common stock and voting securities of Pitney Bowes Inc.

immediately prior to such reorganization, merger or consolidation do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such reorganization, merger or consolidation, or (B) an approval by the shareholders of Pitney Bowes Inc. of a complete liquidation or dissolution of Pitney Bowes Inc. or of the sale or other disposition of all or substantially all of the assets of Pitney Bowes Inc.

Notwithstanding the above, the Plan is frozen with no further benefit accruals after March 31, 2013 with respect to all participants participating in the qualified Pension Plan with less than 16 years of Credited Service with the Company on March 31, 2013. For all other participants, the Plan is frozen with no further benefit accruals effective December 31, 2014. Participants, who separated from service prior to March 31, 2013 with less than 16 years of Credited Service on that date and who receive severance benefits under the under the Pitney Bowes Severance Plan beyond March 31, 2013, will continue to receive Company Service through the earlier of termination of the participant’s severance benefit period or December 31, 2014.

If the Change of Control meets the definition of a change in control under section 409A of the Code and the participant’s employment terminates upon or within two years after the Change of Control, a participant’s vested Plan benefits shall be paid in the form of a lump sum within 30 days after the employee terminates. If a Change of Control occurs that does not meet the definition of a change in control under section 409A of the Code, or if the participant’s employment is not terminated upon or within two years after the Change of Control, payments will be made in the same time and manner as otherwise provided under the Plan. In any event, distributions under this Plan after a Change of Control shall be compliant with IRC Section 409A, including without limitation the six month delay of payment required for a “specified employee” under IRC Section 409A where applicable.

F.	Small Balances:

If on the Determination Date, the Participant’s Plan benefit calculated as a lump sum is $100,000 or less, the benefit will be payable as a lump sum as a Default Distribution at the applicable payment date described above, notwithstanding any participant Alternate Distribution election to the contrary.

G.	Interest Rate.

In the event an interest rate is required to be used under this Plan, the Plan shall use the same interest rate employed under the Underlying Plan in calculating the participant’s plan benefit under the Underlying Plan (e.g., Internal Revenue Code 417(e)) (“Plan Interest”). Interest, where applied, will be interest compounded on an annual basis. Such Plan Interest shall be used to increase the Plan benefit for participants who elect an Alternate Distribution in the following manner:

(1)With respect to a participant who elects a lump sum distribution to be paid in the 73rd month following termination from employment, Plan Interest on the participant’s lump sum value will be computed as of the Determination Date and applied for the period beginning on the first day of the 13th month following the Determination Date and ending on the last day of the month prior to the month the Plan benefit is distributed (i.e., the 72rd month).

(2)With respect to a participant who elects installments to begin in the 73rd month following termination from employment, Plan Interest on the participant’s lump sum value will be computed as of the Determination Date and applied for the period beginning on the first day of the 13th month following the Determination Date and ending on the last day of the month prior to when the first installment is paid (i.e., the 72rd month). A new Plan Interest rate will be computed on the first day of the 73rd month and such rate will be applied to the declining installment balances thereafter from the first day of the month in which the preceding installment was paid to the last day of the month immediately preceding the month in which each successive installment is paid. Installment balances shall be calculated by taking the remaining balance after crediting Plan Interest as provided above calculated to the end of the month prior to each successive installment and dividing that sum by the number of installments remaining to be paid.

(3)With respect to a participant who elects an annuity to begin in the 73rd month following termination from employment, Plan Interest on the participant’s lump sum value will be computed as of the Determination Date and applied for the period beginning on the first day of the 13th month following the Determination Date and ending on the last day of the month prior to the month the annuity commences (i.e., the 72rd month).

(4)No interest will be accrued to Plan benefits before a participant attains age 55 or during the first 12 months following the Determination Date.

H.	Rollovers.

No rollovers or transfers of vested Plan benefits to another plan will be permitted.

I.	Statutory/Regulatory Elections.

The Company may offer participants any other distribution elections as allowed under section 409A of the Code or Treasury Regulations or notices issued pursuant thereto.

VI.    Administration of the Plan

A.    Plan Administrator.

This Plan shall be administered by the Committee which shall have discretionary authority to make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Plan and to utilize its discretion to decide or resolve any and all questions, including but not limited to eligibility for benefits and interpretations of this Plan and its terms, as may arise in connection with the Plan. Claims for benefits shall be filed with the Committee and resolved in accordance with the claims procedures in this Article VI. The Executive Compensation Committee of the Company’s Board of Directors reserves the right to review all claims and appeals made by Participants in compensation Band H and above.

B.    Delegation.

In the administration of this Plan, the Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with legal counsel to the Company.

C.    Claim Procedure.

Any controversy or claim arising out of or relating to the Plan shall be filed in writing with the Committee which shall make all determinations concerning such claim. Any claim filed with the Committee and any decision by the Committee denying such claim shall be in writing and shall be delivered to the Participant or Beneficiary filing the claim (the “Claimant”).

(1) In General. Notice of a denial of benefits will be provided within ninety (90) days of the Committee’s receipt of the Claimant's claim for benefits. If the Committee determines that it needs additional time to review the claim, the Committee will provide the Claimant with a notice of the extension before the end of the initial ninety (90) day period. The extension will not be more than ninety (90) days from the end of the initial ninety (90) day period and the notice of extension will explain the special circumstances that require the extension and the date by which the Committee expects to make a decision.

(2) Contents of Notice. If a claim for benefits is completely or partially denied, notice of such denial shall be in writing and shall set forth the reasons for denial in plain language. The notice shall (i) cite the pertinent provisions of the Plan document and (ii) explain, where appropriate, how the Claimant can perfect the claim, including a description of any additional material or information necessary to complete the claim and why such material or information is necessary. The claim denial also shall include an explanation of the claims review procedures and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse decision on review.

(3) Delegation. The Committee, unless otherwise provided, delegates to either the Company’s legal counsel or the appropriate personnel in its Total Rewards Dept. or Employee Service Center to make an initial determination of al claims or controversies arising under the Plan.

D.    Appeals Procedure.

A Claimant whose claim has been completely or partially denied shall be entitled to appeal the claim denial by filing a written appeal with the Committee. A Claimant who timely requests a review of the denied claim (or his or her authorized representative) may review, upon request and free of charge, copies of all documents, records and other information relevant to the denial and may submit written comments, documents, records and other information relevant to the claim to the Committee. All written comments, documents, records, and other information shall be considered “relevant” if the information (i) was relied upon in making a benefits determination, (ii) was submitted, considered or generated in the course of making a benefits decision regardless of whether it was relied upon to make the decision, or (iii) demonstrates compliance with administrative processes and safeguards established for making benefit decisions. The Committee may, in its sole discretion and if it deems appropriate or necessary, decide to hold a hearing with respect to the claim appeal.

(1) In General. Appeal of a denied benefits claim must be filed in writing with the Committee no later than sixty (60) days after receipt of the written notification of such claim denial. The Committee shall make its decision regarding the merits of the denied claim within sixty (60) days following receipt of the appeal (or within one hundred and twenty (120) days after such receipt, in a case where there are special circumstances requiring extension of time for reviewing the appealed claim). If an extension of time for reviewing the appeal is required because of special circumstances, written notice of the extension shall be furnished to the Claimant prior to the commencement of the extension. The notice will indicate the special circumstances requiring the extension of time and the date by which the Appeals Committee expects to render the determination on review. The review will take into account comments, documents, records and other information submitted by the Claimant relating to the claim without regard to whether such information was submitted or considered in the initial benefit determination.

(2) Contents of Notice. If a benefits claim is completely or partially denied on appeal, notice of such denial shall be in writing and shall set forth the reasons for denial in plain language. The decision on review shall set forth (i) the specific reason or reasons for the denial, (ii) specific references to the pertinent Plan provisions on which the denial is based, (iii) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, or other information relevant (as defined above) to the Claimant’s claim, and (iv) a statement describing any voluntary appeal procedures offered by the plan and a statement of the Claimant’s right to bring an action under Section 502(a) of ERISA.

All appeals should be addressed to the Committee as follows:

Employee Benefits Committee
Pitney Bowes Pension Restoration Plan
Attn: Committee Secretary and Benefits Counsel
Pitney Bowes Inc. - Legal Dept.
One Elmcroft Road
Stamford, CT 06926

E.    Indemnification.

To the fullest extent permitted under Delaware law, the Company shall indemnify and hold harmless each employee, officer, director, agent or organization, to whom or to which are delegated duties, responsibilities, and authority under the Plan or otherwise with respect to administration of the Plan, including, without limitation, the Committee and its agents, against all claims, liabilities, fines and penalties, and all expenses reasonably incurred by or imposed upon him or it (including but not limited to reasonable attorney fees) which arise as a result of his or its actions or failure to act in connection with the operation and administration of the Plan to the extent lawfully allowable and to the extent that such claim, liability, fine, penalty, or expense is not paid for by liability insurance purchased or paid for by the Participating Employer. Notwithstanding the foregoing, the Company shall not indemnify any person or organization if his or its actions or failure to act are due to gross negligence or willful misconduct or for any such amount incurred through any settlement or compromise of any action unless the Company consents in writing to such settlement or compromise.

F.    Binding Decisions or Actions.

The decision or action of the Committee in respect of any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations thereunder shall be final and conclusive and binding upon all persons having any interest in the Plan. All benefits shall be made conditional upon the participant’s acknowledgement, in writing or by acceptance of the benefits, that all decisions and determinations of the Committee shall be final and binding on the participant and his spouse, estate and any other person having or claiming an interest under the Plan.

G.    Statute of Limitations.

Completion of the claims and appeals process set forth in this Article VI is a prerequisite to seeking any remedy in court. A participant may not bring any legal action relating to a claim for benefits under the plan unless and until the participant has followed the claims procedures under the Plan and exhausted his or her administrative remedies under such claims procedures. Moreover, any ERISA claim filed in state or federal court more than six-months after receipt of notice of an adverse benefit determination at the conclusion of the appeals process set forth herein shall be barred as untimely. For purposes of this Section 7.9, notice shall be deemed to be received five days after the date of the written notification.

VII.    Amendment and Discontinuance

Pitney Bowes Inc. by action of the Board of Directors of Pitney Bowes, appropriate Board committee, or as delegated to the Employee Benefits Committee, Trust Investment Committee or management may amend or modify the Plan, in whole or in part, if, in its sole and exclusive judgment, such amendment or modification is deemed necessary or desirable. However, any such amendment or modification shall not result in a reduction of previously accrued benefits. Amendments necessary to comply with law or to allow for the orderly administration of this Plan shall not be considered to be a reduction of previously accrued benefits. Any amendment made to this Plan after a Change of Control, as defined in the Pitney Bowes Senior Executive Severance Policy, or in contemplation of a Change of Control shall not in any way adversely affect the terms and conditions of this Plan as they exist prior to such amendment with respect to benefits vested prior to such amendment.

The Board of Directors of the Company or appropriate Board committee may at any time terminate the Plan with respect to future benefit accruals. The Board or appropriate Board committee may also terminate the Plan in its entirety at any time, for any reason, and pay participants and beneficiaries benefits in a single lump sum at any time to the extent and in accordance with Treasury Regulation Section 1.409A-3 (j)(4)(ix).

VIII.    Vesting

A participant’s vested rights to Plan benefits shall be determined utilizing the same rules, terms and conditions utilized by the Underlying Plan.

IX.    Withholding of Taxes

Notwithstanding any other provision of this Plan, Pitney Bowes or other appropriate employer or payer shall withhold from payment made hereunder any amounts required to be so withheld by any applicable law or regulation. To the extent that Pitney Bowes or other appropriate employer is required to withhold any taxes prior to distribution of the Plan benefits payable hereunder, such withholding amounts shall be either (1) treated as a distribution from the Plan (as described below) and deducted by Pitney Bowes from the vested participant’s Plan benefit as allowed by law or (2) charged to and paid by the participant in cash from sources other than the benefits hereunder, at the sole and absolute discretion of Pitney Bowes. If any benefit under the Plan is taxable to a participant for FICA purposes at a date earlier than the specified payment date (as a result of section 3101 or 3121 of the Code or successor provisions), Pitney Bowes shall accelerate payment to the participant, and shall withhold from such accelerated payment, the amount necessary to pay the FICA tax withholding amount, and the federal, state and local income and FICA tax withholding applicable to the accelerated payment, in accordance with section 409A of the Code.

X.    Miscellaneous

A.    Definitions

Any capitalized terms not specifically defined in the Plan shall have the same meaning as such terms have under the Pitney Bowes Pension Plan.

B.    Scope of Benefits

The Plan is intended and designed to pay retirement benefits as described herein only with respect to amount that would have been payable to a participant pursuant to the Underlying Plans but for the Underlying Plan Limits and to the extent expressly provided in this Plan. Any benefits not payable under the Underlying Plan for any other reason shall nonetheless not be payable from the Plan unless expressly provided in this Plan.

C.    Unfunded Plan

The Plan is intended to be a plan which is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees. All payment pursuant to the Plan shall be made from the general funds of Pitney Bowes and no special or separate fund shall be established or other segregation of assets made to assure payment. No participant or other person shall have under any circumstance any interest in any particular property or assets of Pitney Bowes as a result of participating in the Plan. Notwithstanding the foregoing, Pitney Bowes may (but shall not be obligated to) create one or more grantor trusts, the assets of which are subject to the claims of Pitney Bowes’ creditors, to assist in accumulating funds to pay its obligations under the Plan.

D.    Nonassignability

Neither a participant nor any other person shall have any right to commute sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amount, if any, payable hereunder, or any part thereof, which are and all right to which are, expressly declared to be unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a participant or any other person, nor be transferable by operation of law in the event of a participant’s or any other person’s bankruptcy or insolvency.

E.    Validity and Severability

The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision of this Plan, which shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

F.    Governing Law

The Validity, interpretation, construction and performance of this Plan shall in all respects be governed by the laws of the State of Connecticut, without reference to principles of conflict of law, except to the extent pre-empted by federal law.

G.    Employment Status

This Plan does not constitute a contract of employment or impose on the participant or Pitney Bowes or the participant’s employer any obligation for the Participant to remain an employee of Pitney Bowes or the Participant’s employer or change the status of the participant’s employment or the policies of Pitney Bowes or the Participant’s employer.

H.    Effect of a Mistake

In the event of a mistake or misstatement as to participation of a participant, the amount of payment made or to be made to a participant or beneficiary the Committee shall, if possible, cause these payment amounts to be withheld, accelerated, or otherwise adjusted as will in its sole judgment result in the participant or beneficiary receiving the proper amount of payment under this Plan.

J.	Lost Participants or Beneficiaries

Any participant or beneficiary who is entitled to a benefit under the Plan has the duty to keep the Committee or the Company advised of his or her current mailing address. If the benefits are returned to the Plan or are not presented for payment after a reasonable amount of time, the

Committee shall presume the payee missing. After making reason efforts, as determined by the Committee, the Committee shall stop payment on any uncashed checks and discontinue future payments until payee contact is restored. If contact is restored, no interest is due on returned benefit payments held by the Committee or the Company because it could not locate the participant.

K.    Section 409A

This Plan is intended to comply with the requirements of section 409A of the Code, and shall in all respects be administered in accordance with section 409A, including the requirement that payments to a “specified employee” of a publicly traded corporation upon separation from service be delayed for a period of six months after separation from service. Notwithstanding anything in the Plan to the contrary, distributions may only be made under the Plan upon an event and in a manner permitted by section 409A of the Code. All payments to be made upon a termination of employment under this Plan may only be made upon a “separation from service” under section 409A. In no event may a participant, directly or indirectly, designate the calendar year of a payment, except pursuant to payment elections permitted under section 409A of the Code.